SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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PROGRESSIVE GAMING INTERNATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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PROGRESSIVE GAMING INTERNATIONAL CORPORATION
920 Pilot Road
Las Vegas, Nevada 89119
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 22, 2006
Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders of Progressive Gaming International Corporation, a Nevada corporation (the “Company”). The meeting will be held on Thursday, June 22, 2006 at 9:00 a.m. local time at the Company’s executive offices located at 920 Pilot Road, Las Vegas, Nevada 89119 for the following purposes:
1.	To elect two Class 2 directors to hold office until the 2009 Annual Meeting of Stockholders.
2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006.

3.	To conduct any other business properly brought before the meeting.
     These items of business are more fully described in the Proxy Statement accompanying this Notice.
     The record date for the Annual Meeting is May 9, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Michael A. Sicuro

Michael A. Sicuro Secretary
Las Vegas, Nevada
May 1, 2006

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
Election Of Directors
The Board Of Directors Recommends A Vote In Favor Of Each Named Nominee
Report of the Audit Committee of the Board of Directors
Independent Registered Public Accounting Firms
Ratification Of Selection Of Independent Registered Public Accounting Firm
Management
Security Ownership Of Certain Beneficial Owners And Management
Summary of Compensation
Option Grants in Last Fiscal Year
Aggregated FY-End Option/SAR Values
Employment, Severance and Change of Control Agreements
Report of the Compensation Committee of the Board of Directors on Executive Compensation
Certain Relationships and Related Transactions
Householding of Proxy Materials
Other Matters
PROGRESSIVE GAMING INTERNATIONAL CORPORATION
920 Pilot Road
Las Vegas, Nevada 89119
PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
June 22, 2006
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
     We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Progressive Gaming International Corporation (sometimes referred to as the “Company” or “Progressive”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
     This proxy statement and the enclosed proxy card will be mailed to stockholders of record entitled to vote at the annual meeting beginning on or about May 23, 2006.
Who can vote at the annual meeting?
     Only stockholders of record at the close of business on May 9, 2006 will be entitled to vote at the annual meeting. On April 25, 2006, there were 34,128,118 shares of common stock outstanding and entitled to vote.
     Stockholder of Record: Shares Registered in Your Name
     If on May 9, 2006 your shares were registered directly in your name with our transfer agent, US Stock Transfer Corporation, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
     Beneficial Owner: Shares Registered in the Name of a Broker or Bank
     If on May 9, 2006 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
     There are two matters scheduled for a vote:
•	Election of two Class 2 directors; and

•	Ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006.

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How do I vote?
     You may either vote “FOR” all the nominees to the Board of Directors or you may “WITHHOLD” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting.
     Stockholder of Record: Shares Registered in Your Name
     If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting, revoke your proxy and vote in person even if you have already returned your signed proxy.
➢	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

➢	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
     Beneficial Owner: Shares Registered in the Name of Broker or Bank
     If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Progressive. Simply complete and mail the proxy card pursuant to these instructions to ensure that your vote is counted.
     To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
     On each matter to be voted upon, you have one vote for each share of common stock you own as of May 9, 2006.
What if I return a proxy card but do not make specific choices?
     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of both nominees for director, and “For” the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
     We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
     Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

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➢	You may submit another properly completed and signed proxy card with a later date in accordance with the instructions provided in this proxy statement or provided by your broker or similar organization.

➢	You may send a written notice that you are revoking your proxy to Progressive’s Secretary at 920 Pilot Road, Las Vegas, Nevada 89119.

➢	You may attend the annual meeting, revoke the proxy you submitted earlier in writing and vote in person. Simply attending the meeting or voting in person at the meeting will not, by itself, revoke your proxy.
     If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
     To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 24, 2007, to Corporate Secretary, Progressive Gaming International Corporation, 920 Pilot Road, Las Vegas, Nevada 89119. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by setting forth such proposal in writing and filing it with our Corporate Secretary on or before April 10, 2007. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
     Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “WITHHOLD” and, with respect to proposals other than the election of directors, “AGAINST” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a stockholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the stockholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes are counted towards the presence or absence of a quorum but will not be counted towards the affirmative vote total on any proposal.
     If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.
How many votes are needed to approve each proposal?
➢	For the election of directors, the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” or “WITHHELD” will affect the outcome.
➢	To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
What is the quorum requirement?
     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares outstanding at the close of business on May 9, 2006, which is the record date for the annual meeting, are represented by stockholders present at the meeting or by proxy. On April 25, 2006, there were 34,128,118 shares of common stock outstanding and entitled to vote. Thus approximately 17,064,060 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.
     Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
     Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2006.

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Proposal 1
Election Of Directors
     Our Board of Directors (the “Board”) is comprised of six members divided among three classes, as follows:
Class 1 -	The Class 1 directors are Peter G. Boynton and Russel H. McMeekin. They are serving three-year terms that expire at our 2008 annual meeting.
Class 2 -	The Class 2 directors are Douglas M. Todoroff and Maj. Gen. Paul A. Harvey (Retired). They are serving terms that expire at our 2006 annual meeting and are up for re-election at the 2006 annual meeting to serve three-year terms scheduled to expire at our 2009 annual meeting.
Class 3 -	The Class 3 directors are Terrance W. Oliver and Rick L. Smith. They are serving three-year terms that expire at our 2007 annual meeting.
     Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders other than General Harvey who was appointed to the Board on December 1, 2005. It is the Company’s policy to encourage nominees for director to attend the Annual Meeting. Except in cases of death, disability or resignation, directors serve until the end of their nominal terms or until their respective successors are elected and qualified, whichever is later. Should a vacancy occur prior to the annual meeting for any reason (none is anticipated), the named proxy will vote for a substitute nominee designated by our Board.
     The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.
Nominees for Election for a Three-year Term Expiring at the 2009 Annual Meeting
Douglas M. Todoroff
     Mr. Todoroff has served as a director of Progressive since December 1993. He has been president of Mercier Management Company since November 1993, was senior vice president-manager of commercial lending with Bank of America Nevada from 1992 to 1993 and was executive vice president and senior credit officer of its predecessor, Valley Bank of Nevada, from 1981 to 1992. He is chairman of the Compensation Committee and a member of the Audit Committee and the Mergers and Acquisitions Committee of our Board of Directors.
Maj. Gen. Paul A. Harvey (Retired)
     General Harvey was appointed to the board of directors of Progressive Gaming International Corporation on December 1, 2005. General Harvey was the former Executive Director of the Mississippi Gaming Commission and is currently a member of the Board of Directors for Riviera Holdings Corporation (parent of the Riviera Hotel and Casino) and Vending Data Corporation. He also serves on the Board of Directors of the National Center for Responsible Gaming and is a member of the International Masters of Gaming Law and the National Association of Corporate Directors. General Harvey was the former Chairman of the Board of Directors of VirtGame Inc., which the Company acquired effective in October 2005. He is currently the President of Karhouse, Inc. in Pensacola, Florida and was the former CEO of Signature Works, Inc. In addition to his extensive military and corporate accomplishments, General Harvey also served as an Executive in Residence and Assistant to the President of William Carey College and taught Management and Leadership as a part of their MBA program. General Harvey is a graduate of Miami University (Ohio) and has a Masters in Arts from Central Michigan University. He is also a graduate of the Industrial College of the Armed Forces, National Defense University in Washington D.C.
The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.
Directors Continuing in Office Until the 2007 Annual Meeting
Terrance W. Oliver
     Mr. Oliver has been a director of Progressive since 1988, and served as chairman of our Board of Directors from 1988 to September 1993. Mr. Oliver served in various executive capacities at nine casino properties from 1973

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to 1996, when he retired as chief operating officer of Fitzgeralds Gaming Corporation. He currently serves on the board of managers of Peninsula Gaming Partners, LLC, which operates the Diamond Jo Casino in Dubuque, Iowa, and the Evangeline Downs Racino in Opelousas, Louisiana. He also serves as a director of Liquid Salvation, Inc. Mr. Oliver serves as a member of the Audit Committee of our Board of Directors.
Rick L. Smith
     Mr. Smith has served as a director of Progressive since June 2003. Mr. Smith has been an independent financial and executive consultant since October 2000. Mr. Smith has 20 years experience in software companies managing all aspects of operation, finance and administration. Prior to becoming an independent consultant, Mr. Smith was COO and CFO at Optum, Inc. He was at Optum from February 1998 to September 2000. Prior to this, Mr. Smith served as president of the US subsidiary of Frango, Inc., a Swedish financial application software company. Prior to Frango, Inc. Mr. Smith held the CFO position for Thru-Put Technologies, Unwired Planet, Datalogix International, Ross Systems, and Britton-Lee. Mr. Smith also worked three years as an auditor for Arthur Young & Co. from 1982 to 1985. Mr. Smith is the chairman of the Audit Committee of our Board of Directors and a member of the Nominating and Corporate Governance Committee and the Mergers and Acquisitions Committee of our Board of Directors. He is also a director of Citadon, a privately held software company.
Directors Continuing in Office Until the 2008 Annual Meeting
Peter G. Boynton
     Mr. Boynton has served as a director of Progressive since June 2002. From 1979, Mr. Boynton served in successively more responsible capacities at Caesars Atlantic City and Caesars World, Inc., retiring as chairman and chief executive officer of Caesars World, Inc. in January 2000. He currently serves as chairman of our Board of Directors, having assumed that role in March 2003, a member of the Compensation Committee and the Nominating and Corporate Governance Committee of our Board of Directors.
Russel H. McMeekin
     Mr. McMeekin joined Progressive in August 2002 as president and chief executive officer, and was appointed as a director in July 2004. From 2001 through the time he joined Progressive, he served as chief executive officer and president of ViaFone, Inc., a private venture funded wireless enterprise software company. From 1992 to 2001, Mr. McMeekin worked at Honeywell International in various capacities including president of e-business and president and general manager of Honeywell’s Hi-Spec Solutions business unit. From 1989 to 1992, he served as director of international business operations for SACDA, Inc., a process simulation software company.
Independence of the Board of Directors
     As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Progressive’s Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.
     Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Progressive, its senior management and its independent auditors, the Board affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. McMeekin, the CEO of the Company.
Information Regarding the Board of Directors and its Committees
     As required under applicable Nasdaq listing standards, in fiscal 2005 the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Progressive Gaming International Corporation at 920 Pilot Road, Las Vegas, Nevada 89119. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

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     The Board has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Mergers and Acquisitions Committee. The following table provides membership and meeting information for fiscal 2005 for each of the Board committees:

Nominating and
					Corporate	Mergers and
Name	Audit		Compensation		Governance	Acquisitions
Peter G. Boynton			X		X *
Maj. Gen. Paul A. Harvey			X
Terrance W. Oliver	X
Rick L. Smith	X	*			X	X
Douglas M. Todoroff	X		X	*		X
Total meetings in fiscal year 2005	5		4		– **	8

*	Committee Chairperson

**	During 2005, Nominating and Corporate Governance matters were addressed during regularly scheduled meetings of the Board.
     Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
     The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s annual and quarterly financial statements. Our Audit Committee charter is attached as Appendix A to this Proxy Statement. Three directors comprise the Audit Committee: Rick L. Smith (Chair), Terrence W. Oliver and Douglas M. Todoroff. The Audit Committee met five times during fiscal year 2005.
     The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has determined that Mr. Smith qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Smith’s level of knowledge and experience based on a number of factors, including his formal education and experience.
Compensation Committee
     The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; recommends to the Board for approval the compensation and other terms of employment of the

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Company’s Chief Executive Officer; recommends to the Board for approval the compensation and other terms of employment of the other executive officers, directors and senior managers; and administers the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. Three directors comprise the Compensation Committee: Mr. Boynton, General Harvey and Mr. Todoroff. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee met four times during fiscal year 2005.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board and assessing the performance of management and the Board. Our Nominating and Corporate Governance Committee charter is attached as Appendix A to our Proxy Statement for the 2004 Annual Meeting of Stockholders. Two directors comprise the Nominating and Corporate Governance Committee: Messrs. Boynton and Smith. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee did not meet during the fiscal year. During 2005, Nominating and Corporate Governance matters were addressed during regularly scheduled meetings of the Board.
     The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
     At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.
Mergers and Acquisitions Committee
      The Mergers and Acquisitions Committee of the Board of Directors reviews and evaluates financing transactions and potential opportunities for strategic business combinations, acquisitions, mergers, dispositions, divestitures and similar transactions and provides guidance to management and the Board of Directors with respect to such opportunities. Two directors comprise the Mergers and Acquisitions Committee: Rick L. Smith and Douglas M. Todoroff. The Mergers and Acquisitions Committee met eight times during fiscal year 2005.

9.

Meetings of the board of directors
     The Board of Directors met six times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.
Stockholder Communications With The Board Of Directors
     Historically, Progressive has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to Progressive’s website. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Progressive’s Corporate Secretary at 920 Pilot Road, Las Vegas, Nevada 89119.
Code Of Ethics
     Progressive has adopted a Code of Ethics and Business Conduct that applies to all officers, directors and employees. The Code of Ethics and Business Conduct is available on our website at www.progressivegaming.net in connection with the “Company” portion of the website. If the Company makes any substantive amendments to the Code of Ethics and Business Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

10.

Report of the Audit Committee of the Board of Directors*
     The Board of Directors of Progressive is committed to the accuracy and integrity of its financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.
     The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Committee’s function is more fully described in its charter, which the Board has adopted. The Committee reviews the charter on an annual basis. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Committee meets that standard.
     Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005, BDO Seidman, LLP, was responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
     The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2005 with the Company’s management and has discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, BDO Seidman, LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with BDO Seidman, LLP their independence.
     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Rick L. Smith, Chairman
Terrance W. Oliver, Member
Douglas M. Todoroff, Member

*	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission (the “SEC”), and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof without regard to any general incorporation language contained in such filing.

11.

Independent Registered Public Accounting Firms
Change in Independent Registered Public Accounting Firms
     On April 19, 2006, Progressive dismissed its independent registered public accounting firm, BDO Seidman, LLP. On April 24, 2006, the Company engaged Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2006.
     The reports of BDO Seidman, LLP on the consolidated financial statements of the Company for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2005 and 2004 and through April 19, 2006, there were no disagreements between the Company and BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused BDO Seidman, LLP to make reference thereto in connection with its reports on the financial statements for such years.
     As previously reported and as discussed under Management’s Report on Internal Control Over Financial Reporting under Item 9A of the Company’s Form 10-K for the year ended December 31, 2005, management identified the following material weakness in the Company’s internal control over financial reporting:
The Company had three significant non-routine complex transactions, whereby the Company did not properly document and support its initial analysis of the terms and conditions of these agreements to ensure proper revenue recognition and classification. Further analysis resulted in a deferral of revenue for the transactions in the fourth quarter of 2005, and the filing of an amendment to the Company’s Form 10-Q for the quarter ended September 30, 2005. Based on its assessments, management concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2005, due to the material weakness described above.
     Subsequent to December 31, 2005, management has taken steps to improve the Company’s internal control over documentation and classification of revenues related to significant non-routine complex transactions.
     Except for the material weakness described above, there are no reportable events under Item 304(a)(1)(v) of SEC Regulation S-K that occurred during the years ended December 31, 2005 and 2004 and through April 19, 2006. An authorized officer of the Company has discussed the material weakness described above with BDO Seidman, LLP, and the Company has authorized BDO Seidman, LLP to respond fully to the inquiries of a successor auditor concerning the subject matter of the material weakness described above.
     The Company provided BDO Seidman, LLP with a copy of the foregoing disclosure and requested a letter from BDO Seidman, LLP addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. This letter was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 24, 2006.
     During the Company’s two most recent fiscal years ended December 31, 2005 and 2004, and the subsequent interim period preceding the engagement of Ernst & Young LLP, the Company did not consult with Ernst & Young LLP regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or (2) the subject matter of a disagreement or reportable event as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K.

12.

Principal Accountant Fees And Services
     The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2005 and December 31, 2004, by BDO Seidman, LLP, the Company’s principal accountant during the periods indicated.

	Fiscal Year Ended
	2005	2004
Audit Fees (1)	$1,505,181	$454,101
Audit-Related Fees (2)	17,000	15,000
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total Fees	$1,522,181	$469,101

(1)	Audit Fees consist of fees billed by BDO Seidman, LLP for the audit of our consolidated financial statements and the review of our interim consolidated financial statements for fiscal 2005 and 2004 and audit of our internal controls for fiscal 2004.

(2)	Audit-Related Fees consist of the aggregate audit related fees billed by BDO Seidman, LLP for services rendered primarily in connection with the audit of our benefit plan in fiscal 2004.

(3)	Tax Fees consist of the aggregate tax fees billed by BDO Seidman, LLP for tax preparation services and other tax services.

(4)	All Other Fees consist of the aggregate of all other fees billed by BDO Seidman, LLP.
     All fees described above were approved by the Audit Committee.
Pre-Approval Policies and Procedures
     The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent auditor. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service.
     In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, the Audit Committee has considered whether there were services other than audit and audit-related services provided by Ernst & Young LLP.

13.

Proposal 2
Ratification Of Selection Of Independent Registered Public Accounting Firm
      The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
      Neither the Company’s Bylaws nor other governing documents or law require stockholders ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

14.

Management
Executive Officers and Directors
The following table sets forth the names and ages of our executive officers and directors as of April 1, 2006:

Name	Age	Position
Russel H. McMeekin	40	President, Chief Executive Officer and Director
Michael A. Sicuro	47	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Robert J. Parente	45	Executive Vice President, Sales and Marketing
Thomas Galanty	41	Executive Vice President and Chief Technology Officer
Neil Crossan	37	Executive Vice President, International Division
Robert B. Ziems	35	Executive Vice President and General Counsel
Heather A. Rollo	32	Vice President, Finance and Chief Accounting Officer
Peter G. Boynton	62	Chairman of the Board and Director
Maj. Gen. Paul A. Harvey	68	Director
Terrance W. Oliver	56	Director
Rick L. Smith	54	Director
Douglas M. Todoroff	59	Director
Russel H. McMeekin’s background is set forth above under “Directors Continuing in Office Until the 2008 Annual Meeting”.
Michael A. Sicuro joined Progressive in January 2004 as executive vice president, chief financial officer, secretary and treasurer. From January 2001 to November 2003, he served as senior vice president, chief financial officer, secretary and treasurer of Lightspan, Inc., a provider of curriculum-based educational software and online products and services, and served as a consultant to the successor organization of Lightspan from November 2003 to January 2004. Previously, he was the chief executive officer and chief financial officer for MediaDNA from May 2000 to September 2000. From June 1996 to May 2000, he was the managing director and chief financial officer of ITLA Capital. From 1994 to 1996 Mr. Sicuro served as the vice president and chief financial officer of Blue Cross of California and Controller of WellPoint Health Networks. Mr. Sicuro also served as the senior vice president and chief financial officer of U.S. Bancorp Mortgage from 1993 to 1994. Previously, he was employed by Western Federal Savings and Loan Association as senior vice president and controller and was the Deputy Controller for First Interstate Bancorp. He was an audit manager with Deloitte and Touche LLP and is a certified public accountant in California and Oregon. Mr. Sicuro holds a Bachelor’s degree in Business Administration from Kent State University.
Robert J. Parente has served as an executive officer of Progressive since July 1996, as vice president — North American sales from March 1999 to August 2002, vice president — general manager worldwide from August 2002 to December 2003 and executive vice president, sales and marketing from January 2004 to present. Prior to his employment with us, he was an executive with three California high-tech companies, which were extensively involved in embedded and game development systems. He served in 1996 as the president of Infusion Technology, Inc., held the position of vice president/general manager for EXP Computer, Inc. from 1991 to 1995 and served as director of sales and marketing for ZAX Corporation from 1986 to 1991. He served from 1984 to 1986 as the regional applications engineer and district sales manager for Computer Automation in Natick, Massachusetts and from 1983 to 1984 was employed as an electrical design engineer for GTE Corporation in Needham Heights, Massachusetts.
Thomas Galanty joined Progressive in June 2005 as executive vice president and chief technology officer. From 2002 through the time he joined Progressive, he was the co-owner and chief executive officer of PlantCentric, Inc., a consulting services organization. From 2001 through 2002, Mr. Galanty was employed as practice director for Siebel Systems, Inc., an enterprise software company. From 1988 through 2001, Mr. Galanty worked at Honeywell International in various capacities, including vice president and regional director, primarily in their advanced software and systems division. He also served in Honeywell’s Asia Pacific operations. Mr. Galanty holds a Bachelor’s degree in Chemical Engineering from State University of New York.
Neil Crossan has been an officer of Progressive since October 2000 when he was appointed Managing Director of the European Office of Progressive. In August 2002, he was appointed VP and GM Systems worldwide and from April 2003 has held the position of vice-president for PGIC International. Mr. Crossan previously held Management

15.

positions with Sun International in Southern Africa, from 1990 to mid 1995. From mid 1995 to September 1997 he moved to Greece with Casino Magic, where two International Casinos were opened. Before joining Progressive, from September 1997 until September 2000 Mr. Crossan held a regional sales position with IGT in Europe.
Robert B. Ziems joined Progressive in April 2004 as director of licensing and associate general counsel and in April of 2005 was appointed vice president of business development and associate general counsel. In September 2005 he was appointed Executive Vice President and General Counsel. From March 2002 to April 2004, he served as associate general counsel of Aristocrat Technologies, Inc., a wholly owned subsidiary of Aristocrat Leisure Limited, an Australian gaming equipment manufacturer. He was with the Las Vegas law firm of Jimmerson Hansen as an associate attorney from September 2001 until joining Aristocrat Technologies. Mr. Ziems was the general counsel and corporate secretary for M-CAM, Inc., a patent valuation company in Charlottesville, Virginia, where he worked from June 2000 through September 2001. Prior to joining M-CAM, Inc., Mr. Ziems served as associate general counsel with Station Casinos, Inc., a Las Vegas based casino operator from October 1999 through June 2000. Mr. Ziems served as senior counsel for NOS Communications, Inc., a telecommunications company, from October 1998 through October 1999. Mr. Ziems is admitted to practice law in Nevada and Virginia. Mr. Ziems holds a Bachelor’s degree from the University of South Florida and a Doctor of Jurisprudence from Drake University.
Heather A. Rollo joined Progressive in February 2005 as vice president of finance and chief accounting officer. Prior to joining Progressive, she served in the gaming industry for nine years through her experience in public accounting and employment with a casino operator. From 2004 through 2005, she was employed as a senior audit manager at Ernst & Young LLP. From 2003 through 2004, she served as the Director of Accounting at Ameristar Casinos, Inc. For the period from 1998 through 2003, she served in various audit and consulting roles at Deloitte and Touche LLP and Arthur Andersen. Ms. Rollo holds a Bachelor’s degree in Business Administration and a Masters in Accountancy from Southern Utah State University and is a Certified Public Accountant.
Peter G. Boynton’s background is set forth above under “Directors Continuing in Office Until the 2008 Annual Meeting”.
Maj. Gen. Paul A. Harvey’s background is set forth above under “Nominees for Election for a Three-year Term Expiring at the 2009 Annual Meeting”.
Terrance W. Oliver’s background is set forth above under “Directors Continuing in Office Until the 2007 Annual Meeting”.
Rick L. Smith’s background is set forth above under “Directors Continuing in Office Until the 2007 Annual Meeting”.
Douglas M. Todoroff’s background is set forth above under “Nominees for Election for a Three-year Term Expiring at the 2009 Annual Meeting”.

16.

Security Ownership Of
Certain Beneficial Owners And Management
     The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 1, 2006, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
	Number of	Percent of
Beneficial Owner	Shares	Total
Five Percent Stockholders
Delta Partners LLC (2)
One International Place, Suite 2401
Boston, MA 02110	2,118,117	6.09%

Named Executive Officers and Directors (3)
Russel H. McMeekin (4)	336,250	*
Michael A. Sicuro (4)	153,657	*
Robert J. Parente (4)	30,400	*
Michael Dreitzer (4)(5)	10	*
Thomas Galanty (4)(6)	33,550	*
Neil Crossan(4)	80,792	*
Peter Boynton (4)	31,500	*
Terrance W. Oliver (4)	470,250	1.35%
Maj. Gen. Paul A. Harvey (4)	8,198	*
Douglas M. Todoroff (4)	102,000	*
Rick L. Smith (4)	19,896	*
All executive officers and directors as a group (11 persons) (4)	1,266,503	3.64%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 34,795,872 shares outstanding on April 25, 2006, adjusted as required by rules promulgated by the SEC.

(2)	As reported for Delta Partners, LLC and Charles Jobson on Schedule 13G filed January 27, 2006. The share amount includes shares beneficially owned by Prism Partners L.P., Prism Offshore Fund Limited, Prism Partners QP, LP, and Triton 200, Ltd.

(3)	The mailing address of each person named in this table, whose address is not otherwise provided, is c/o Progressive Gaming International Corporation, 920 Pilot Road, Las Vegas, Nevada 89119, except as provided above.

(4)	Includes shares which certain executive officers, directors and principal stockholders of the Company have the right to acquire within 60 days of April 1, 2006 pursuant to outstanding options, and warrants and shares that vest within 60 days of April 1, 2006 pursuant to outstanding restricted stock grants, as follows: Mr. McMeekin, 175,625 shares pursuant to outstanding options and 41,666 shares pursuant to restricted stock grants; Mr. Sicuro, 109,375 shares pursuant to outstanding options; Mr. Parente, 30,400 shares pursuant to outstanding options; Mr. Galanty, 25,694 shares pursuant to outstanding options; Mr. Crossan, 80,792 shares pursuant to outstanding options; Mr. Boynton, 31,500 shares pursuant to outstanding options; Mr. Oliver, 101,000 shares pursuant to outstanding options; Mr. Todoroff, 101,000 shares pursuant to outstanding options; Mr. Smith, 19,896 shares pursuant to outstanding options; Gen. Harvey, 8,198 shares pursuant to outstanding options; and all executive officers and directors as a group, 683,480 shares pursuant to outstanding options and 41,666 shares pursuant to restricted stock grants.

17.

(5)	Michael F. Dreitzer resigned from the position of Executive Vice President and General Counsel of the Company effective September 15, 2005.

(6)	Thomas Galanty was appointed Executive Vice President and Chief Technology Officer in June 2005.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires Progressive’s directors and executive officers, and persons who own more than ten percent of a registered class of Progressive’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Progressive. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
     To our knowledge, based solely on a review of the copies of such reports furnished to Progressive and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that the following reports were filed late as follows: two reports for Mr. McMeekin and one report for Mr. Sicuro were filed late in connection with the vesting of restricted stock grants and related withholding of shares to satisfy tax obligations resulting from such vesting; each of our directors filed late reports in connection with annual grants of stock options under our Director Stock Option Plan, as amended, dated June 22, 2005; late reports by Terrance Oliver and Robert Parente in connection with the exercise of options and sale of shares related to a follow-on equity offering we completed on November 9, 2005; Robert B. Ziems filed a late Form 3 reporting his appointment as Executive Vice President and General Counsel of the Company; Thomas Galanty will file a late initial report and a late report of a grant of stock options and restricted stock upon his appointment as Executive Vice President and Chief Technology Officer; and Maj. Gen. Paul A. Harvey will file a late initial report and a late report of a grant of stock options under our Director Stock Option Plan upon his appointment as a director of the Company.
Compensation of Directors
     Each non-employee director of the Company receives monthly and per-meeting fees as set forth below:

Retainer
Regular Member	$2,000 per month
Committee Chairmen	$4,000 per month
Chairman of the Board	$5,000 per month

Regular Board Meeting Fees -
Regular members	$3,000 per meeting
Chairman of the Board	$5,000 per meeting

Committee Meeting Fees -
Regular Members	$2,000 per meeting
Chairmen	$4,000 per meeting
     In the fiscal year ended December 31, 2005, the total compensation paid to non-employee directors was $427,308. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.
     Each non-employee director of the Company also receives stock option grants under our Director Stock Option Plan (which shall be referred to as the “Directors’ Plan”). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.
     Under the Director Plan, each non-employee director receives each year, immediately following the Company’s annual meeting of stockholders, a ten year option (vesting as to 1/48 of the optioned shares, cumulatively, each month following the grant) to purchase at one hundred percent (100%) of the fair market value at

18.

the date of grant 15,000 shares of our common stock. Directors who are not employees may participate in our executive medical plan and are eligible to be reimbursed for tax advisory services. Directors who are employees do not receive additional compensation for their services as directors.
     During the last fiscal year, the Company granted options covering an aggregate of 80,000 shares to the non-employee directors of the Company, 60,000 shares at an exercise price per share of $15.07, and 20,000 shares at an exercise price per share of $10.16. The fair market value of such common stock on the date of grant was $15.07 and $10.16 per share, respectively (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of April 25, 2006, 81,000 options had been exercised under the Directors’ Plan.
Compensation of Executive Officers
Summary of Compensation
     The following table shows for the fiscal years ended December 31, 2003, 2004 and 2005, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers and one additional individual, Mr. Dreitzer, for whom disclosures would have been provided but for the fact that Mr. Dreitzer was not an executive officer at the end of the last fiscal year, during the fiscal year ended December 31, 2005 (the “Named Executive Officers”):

					Long-Term
					Compensation
					Awards Number of
					Shares (3)
						Restricted
		Annual Compensation				Stock	All Other
Name and Principal		Salary	Bonus	Other	Options	Awards	Compensation
Position	Year	($)(1)	($)(1)	($)(2)	(3)	(3)	($)(4)
Russel H. McMeekin	2005	447,615	—	19,225	50,000	25,000	865,307
President and CEO	2004	426,923	264,000	19,772	100,000	100,000	316,669
	2003	406,923	225,000	50,056	—	125,000	25,249

Michael A. Sicuro(5)	2005	287,923	—	12,000	30,000	15,000	319,300
Executive Vice President –	2004	254,903	173,400	191,054	250,000	100,000	—
Chief Financial Officer	2003	—	—	—	—	—	—

Robert J. Parente	2005	268,608	161,438	28,320	—	—	183,404
Executive Vice President –	2004	250,337	200,000	24,515	52,000	—	108,598
Sales and Marketing	2003	240,000	50,000	33,189	20,000	37,795	1,200

Michael Dreitzer(6)	2005	178,096	—	20,423	10,000	—	131,147
Executive Vice President and	2004	211,414	132,300	28,505	28,000	—	81,448
General Counsel	2003	172,114	122,400	58,362	12,500	28,347	—

Neil Crossan	2005	287,367	119,956	67,297	—	—	—
Executive Vice President–	2004	275,423	58,750	—	110,000	—	—
International Division	2003	254,785	151,524	—	20,000	—	—

19.

					Long -Term
					Compensation
					Awards Number of
					Shares (3)
						Restricted
		Annual Compensation				Stock	All Other
Name and Principal		Salary	Bonus	Other	Options	Awards	Compensation
Position	Year	($)(1)	($)(1)	($)(2)	(3)	(3)	($)(4)

Thomas Galanty (7)	2005	130,000	116,356	6,421	100,000	35,000	3,138
Executive Vice President and Chief Technology Officer	2004	—	—	—	—	—	—
	2003	—	—	—	—	—	—

(1)	The amounts in the salary and bonus columns include gross compensation earned for each named executive for each year shown. The amounts in the salary column (a) include commissions, and (b) exclude the bonuses shown in the bonus column.

(2)	The amounts in the other annual compensation columns include (a) certain personal benefits such as automobile allowances and relocation payments and (b) matching contributions under the Employee Investment Plan.

(3)	The stock options listed above were granted at an exercise price equal to the fair market value of the shares on the date the grant was made. The Company’s Employee Stock Incentive Plan, which was in effect until June 22, 2005, provided that the restricted shares given under the plan shall not exceed an aggregate amount of 500,000 shares. Such shares shall only be granted to persons who are or have agreed to become an employee of Progressive. Such grants, unless otherwise decided by the directors, shall expire ten (10) years from the date of the grant and are subject to certain vesting requirements as set forth in the Employee Stock Incentive Plan. Effective June 22, 2005, the Employee Stock Incentive Plan was superseded by the 2005 Equity Incentive Plan. Restricted stock awards granted under this plan during 2005 vest over three (3) years and expire seven (7) years from the date of grant.

(4)	Amounts in the “all other compensation” column represent the employer contributions under our 401(k) plan and the value of restricted stock that vested during the year (based on the closing price of our common stock on the date the awards vested).

(5)	Mr. Sicuro was appointed Executive Vice President and Chief Financial Officer in January 2004.

(6)	Mr. Dreitzer resigned from the position of Executive Vice President and General Counsel of the Company effective September 15, 2005.

(7)	Mr. Galanty was appointed Executive Vice President and Chief Technology Officer in June 2005. Mr. Galanty’s stock options and restricted stock awards were granted under the New Hire Equity Incentive Plan. Effective June 22, 2005, this plan was superseded by the 2005 Equity Incentive Plan.
Stock Option Grants And Exercises
      As of April 1, 2006, options to purchase a total of 1,685,464 shares were outstanding under the Employee Stock Option Plan, as amended, options to purchase a total of 230,000 shares were outstanding under the New Hire Equity Incentive Plan, and options to purchase a total of 732,500 shares were outstanding under the 2005 Equity Incentive Plan. Effective June 22, 2005, the Employee Stock Option Plan, as amended, and the New Hire Equity Incentive Plan were superseded by the 2005 Equity Incentive Plan. As of April 1, 2006, 181,238 shares remained available for grant under the 2005 Equity Incentive Plan. The amounts shown for the Named Executive Officers as potential realizable values of their respective options are based on arbitrarily assumed annualized rates of stock price appreciation of five percent (5%) and ten percent (10%) over the per share exercise prices of the optioned shares during the full terms of the options. No gain in the value of the optioned shares is possible without a corresponding increase in the stock price that will benefit all stockholders in proportion to their holdings. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Securities and Exchange Commission regulations. Actual gains, if any, are dependent on the future performance of our common stock. Potentially realizable values may not be achieved.
     The following tables show for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

20.

Option Grants in Last Fiscal Year

					Potential Realizable
		% of Total			Value (Net of Cost) at
	Number of	Options			Assumed Annual Rates
	Shares	Granted to			of Stock Price
	Underlying	Employees in	Exercise		Appreciation for
	Options	Fiscal Year Ended	Price	Expiration	Option Term
Name	Granted	2005 (1)	$/Share (2)	Date	5%	10%
Russel H. McMeekin	50,000	6.55%	$12.90	3/1/15	$405,637	$1,027,964
Michael A. Sicuro	30,000	3.93%	12.90	3/1/15	243,382	616,778
Robert J. Parente	—	—	—	—	—	—
Michael Dreitzer (3)	15,000	1.97%	12.90	3/1/15	121,691	308,389
Neil Crossan	—	—	—	—	—	—
Thomas Galanty (4)	100,000	13.11%	11.98	5/26/15	753,416	1,909,303

(1)	Options granted under all stock incentive plans to all employees totaled 763,000 in 2005.

(2)	The exercise price is the fair market value of our common stock on the date of the grant.

(3)	Mr. Dreitzer resigned from the position of Executive Vice President and General Counsel of the Company effective September 15, 2005.

(4)	Mr. Galanty was appointed Executive Vice President and Chief Technology Officer in June 2005.
Aggregated FY-End Option/SAR Values
     The following table sets forth information concerning the number and value of exercisable and unexercisable options held by each of the Named Executive Officers as of December 31, 2005. The value of unexercised in-the-money options at December 30, 2005 represents an amount equal to the difference between the closing price of our common stock on December 30, 2005 of $9.87 per share and the option exercise price, multiplied by the number of unexercised in-the-money options. An option is in the money if the fair value of the underlying shares exceeds the exercise price of the options.

Number of
Securities
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			FY-End (#)	FY-End ($)
	Shares Acquired	Value	Unexercisable/	Unexercisable/
Name	on Exercise (#)	Realized ($) (1)	Exercisable (2)(3)	Exercisable (2)(4)
Russel H. McMeekin	—	—	199,583/150,417	793,600/710,400
Michael A. Sicuro	—	—	223,750/56,250	1,006,000/251,500
Robert J. Parente	78,400	380,288	61,600/10,000	313,800 / —
Michael Dreitzer (5)	49,475	282,891	— / —	— / —
Neil Crossan	—	—	90,417/59,583	338,975/215,225
Thomas Galanty (6)	—	—	84,792/15,208	— / —

(1)	Value realized is based on the fair market value of Progressive’s common stock on the date of exercise minus the exercise price without taking into account any taxes that may be payable in connection with the transaction.

(2)	Reflects shares vested and unvested at December 31, 2005. Certain options granted under the Plan are immediately exercisable, but are subject to Progressive’s right to repurchase unvested shares on termination of employment.

(3)	Includes both “in-the-money” and “out-of-the-money” options. “In-the-money” options are options with exercise prices below the market price of Progressive’s common stock at December 31, 2005.

(4)	Fair market value of the Company’s common stock at December 31, 2005 ($ 9.87 ) minus the exercise price of the options.

(5)	Mr. Dreitzer resigned from the position of Executive Vice President and General Counsel of the Company effective September 15, 2005.

(6)	Mr. Galanty was appointed Executive Vice President and Chief Technology Officer in June 2005.

21.

Employment, Severance and Change of Control Agreements
     Russel H. McMeekin. The Company has an employment agreement with Mr. McMeekin dated January 1, 2005 providing for a base annual salary of $440,000, increasing $20,000 on August 15th of each year. In the event Mr. McMeekin is terminated without good cause or he terminates his employment for good reason (each as defined in his employment agreement), upon furnishing an effective waiver and release of claims to the Company, he will be entitled to a lump-sum cash termination payment equal to two times his then base salary, plus an amount equal to Mr. McMeekin’s COBRA health insurance premiums for the 24-month period immediately following such termination, and his stock options will become fully vested. Mr. McMeekin shall also receive an automobile allowance of $1,000 per month.
     Michael A. Sicuro. The Company has an employment agreement with Michael A. Sicuro that provides for an annual base salary of not less than $275,000 with annual increases of no less than 5%, and a combined signing bonus and moving allowance in the amount of $100,000. The agreement also included a grant of 250,000 stock options vested over a five-year period in accordance with Progressive’s Stock Option Plan, as well as a grant of 100,000 restricted shares vesting in accordance with Progressive’s Restricted Stock Plan. Mr. Sicuro shall also receive a monthly automobile allowance in the amount of $1,000 per month. In the event Mr. Sicuro is terminated other than for “Cause” or he terminates his employment for good reason (each as defined in his employment agreement), upon furnishing an effective waiver and release of claims to the Company, Progressive shall pay to him a sum equal to his base salary for the 18-month period immediately preceding such termination plus an amount equal to Mr. Sicuro’s COBRA health insurance premiums for the 18-month period immediately following such termination. In addition, Mr. Sicuro’s options shall fully vest at that time and the Company shall also reimburse him for reasonable expenses associated with outplacement employment activities and pay him the sum of $50,000 (including a “gross up” amount) for his relocation.
     Robert J. Parente. The Company has an employment agreement with Mr. Parente that provides for an annual base salary of $250,000 with annual increases of no less than 5%. In the event Mr. Parente is terminated other than for “cause” or he terminates his employment for “good reason” (each as defined in his employment agreement), upon furnishing an effective waiver and release of claims to the Company, Progressive shall pay to him the greater of (1) a sum equal to his base salary for the 12-month period immediately preceding such termination or (2) the sum of his base salary for the remaining term of the agreement and his options shall fully vest at that time. Mr. Parente shall also receive an automobile allowance of $1,000 per month.
     Neil Crossan. The Company has an employment agreement with Neil Crossan that provides for an annual base salary of not less than GBP 153,952 (approximately $272,500) with annual increases of no less than 5%, and a payment of GBP 2,050 (approximately $3,600) per month as a cost of living adjustment for the duration of the agreement. The agreement also includes a moving allowance in the amount of €30,000 (approximately $36,800). Mr. Crossan also receives an automobile allowance in the amount of GBP 900 (approximately $1,600) per month. In the event Mr. Crossan is terminated other than pursuant to certain termination provisions more fully described in his agreement or he terminates his employment pursuant to certain termination provisions more fully described in his agreement, upon furnishing an effective compromise agreement to the Company, Progressive shall pay to him a sum

22.

equal to his base salary for the 12-month period immediately preceding such termination and his options shall fully vest at that time.
     Thomas Galanty. The Company has an employment agreement with Thomas Galanty that provides for an annual base salary of not less than $260,000 with annual increases of no less than 5%, and a combined signing bonus and moving allowance in the amount of $80,000. The agreement also included a grant of 100,000 stock options vested over a five-year period in accordance with Progressive’s Stock Option Plan, as well as a grant of 35,000 restricted shares vesting in accordance with Progressive’s Restricted Stock Plan. Mr. Galanty shall also receive a monthly automobile allowance in the amount of $1,000 per month. In the event Mr. Galanty is terminated other than for “Cause” or he terminates his employment for good reason (each as defined in his employment agreement), upon furnishing an effective waiver and release of claims to the Company, Progressive shall pay to him a sum equal to his base salary for the 18-month period immediately preceding such termination plus an amount equal to Mr. Galanty’s COBRA health insurance premiums for the 18-month period immediately following such termination. In addition, Mr. Galanty’s options shall fully vest at that time and the Company shall also reimburse him for reasonable expenses associated with outplacement employment activities and pay him the sum of $25,000 (including a “gross up” amount) for his relocation.
     Mr. McMeekin, Mr. Sicuro, Mr. Parente, Mr. Crossan and Mr. Galanty all have “Change in Control” provisions in their employment agreements. For the purposes of their agreements, a “Change in Control” of Progressive is defined as:
     • the acquisition by any person or entity of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, other than by virtue of a merger, consolidation or similar transaction;
     • a merger, consolidation or similar transaction involving the Company, immediately after which the stockholders of the Company immediately prior to the transaction do not own more than fifty percent (50%) of the combined outstanding voting power of the surviving entity or the parent of the surviving entity in the transaction, in each case in substantially the same proportions as their ownership immediately prior to the transaction;
     • a complete dissolution or liquidation of the Company;
     • a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than to an affiliate of the Company; or
     • a transition of the Company’s board of directors such that the “Incumbent Board” (as defined in the agreements) ceases to constitute at least a majority of the members of the Company’s board of directors.
     Notwithstanding any agreement provisions to the contrary, for a period of twelve (12) months following a Change in Control, in the event of termination for reasons other than for “Cause”, or resignation for “Good Reason” as that term is defined in their respective employment agreements (or, for Mr. Crossan, pursuant to the enumerated termination provisions set forth in his employment agreement), the individual shall be entitled to receive a sum equal to:
•	three times his annualized Base Salary in the case of Mr. McMeekin, Mr. Sicuro, Mr. Parente, and Mr. Galanty;

•	one time his annualized Base Salary in the case of Mr. Crossan;
in each case for the most recently completed calendar year, payable in a lump sum upon termination. At any point during the thirteenth month following a Change in Control, the individual shall be entitled to terminate the Agreement and receive a sum equal to the amount he would otherwise be entitled to pursuant to termination by Progressive other than for Cause at the time of such election.

23.

Report of the Compensation Committee of the Board of Directors
on Executive Compensation*
Introduction
It is the responsibility of the Compensation Committee to establish and review Progressive’s executive compensation plans, programs and policies, to administer Progressive’s stock option plans, to monitor the performance and compensation of executive officers and to make recommendations to the Board of Directors with respect to executive compensation.
Compensation Policies
The Compensation Committee has adopted certain principles and policies regarding compensation for executive officers and other key employees. Progressive strives to offer competitive compensation opportunities for all employees based on each individual’s contribution and performance. The Compensation Committee recognizes that a successful executive compensation policy must provide competitive levels of compensation that integrate pay with personal and company performance, reward excellence, recognize individual initiative and achievement and assist Progressive in attracting and retaining qualified executives. The Compensation Committee believes that an executive compensation program should include three primary elements:
•	Annual base salary;

•	Annual incentive compensation; and

•	Long term incentive compensation.
The last category is particularly important for executive officers who are not large stockholders.
Compensation Philosophy
The goals of the compensation program are to align compensation with objective performance criteria of our business so as to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:
•	The Company pays competitively with gaming and/or technology companies with which the Company competes for talent. To ensure that pay is competitive, the Company regularly compares its pay practices with these companies and sets it pay parameters based on this review. The latest such comprehensive review was conducted in 2004.

•	The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	The Company provides equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees.
Base Salary. With respect to the named executive officers listed in this proxy statement, the Committee has adopted a policy whereby each such officer’s respective employment terms provide for an automatic adjustment to base salary on an annual basis. This policy was adopted to provide greater certainty for the Company and the individual officers and reduce any distraction related to annual salary reviews. With respect to other executive officers of the Company, the Committee annually reviews each such officer’s base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act, or the Exchange Act, whether made before or after the date hereof without regard to any general incorporation language contained in such filing.

24.

      Annual Incentives. In 2005, in an effort to continue providing clarity surrounding the objective performance criteria of our business by which compensation would be measured, the Company adopted an Incentive Compensation Plan for its executive officers (the “2005 Incentive Compensation Plan”). The 2005 Incentive Compensation Plan provided similar target levels for revenue, EBITDA and earnings per share as the Incentive Compensation Plan adopted for 2004, as well as related potential cash bonus payments, option grants and restricted stock awards. For Mr. Russel McMeekin, President and Chief Executive Officer and Mr. Michael A. Sicuro, Executive Vice President, Chief Financial Officer, Treasurer and Secretary, the 2005 Incentive Compensation Plan provided certain target levels for revenue, EBITDA and earnings per share which, if reached, would result in bonus awards, as well as specific stock option grants and restricted stock awards. For Mr. McMeekin, the cash bonus award would be either 60% or 125% of his base salary, for Mr. Sicuro 60% or 100% and for Mr. Galanty 60% or 80%. For Robert J. Parente, Executive Vice President, Sales and Neil Crossan, Executive Vice President, International, the 2005 Incentive Compensation Plan contained sales targets, as defined in their respective plans, which, if reached, would result in cash payment awards. After the end of the year, the Committee evaluates the degree to which the Company and individual performance objectives have been satisfied, and awards incentive compensation based on each participant’s performance against those objectives. Awards are paid in cash, and distributions are made following the performance year. There were no incentive awards paid or granted to Mr. McMeekin or Mr. Sicuro for the 2005 fiscal year as the respective targets were not met. Mr. Parente and Mr. Crossan received bonus payments of $161,438 and $119,956, respectively, for the 2005 fiscal year.
      Long-Term Incentives. The Company objectives consist of operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal — building stockholder value. Consistent with that long-term goal, we included in the 2005 Incentive Compensation Plan three-year cumulative targets for Mr. McMeekin and Mr. Sicuro for revenue, EBITDA and earnings per share which, if reached would result in one-time bonus awards of 100% or 150% for Mr. McMeekin and 80% or 125% for Mr. Sicuro, of their respective base salaries, as well as additional grants of stock options and restricted stock. The Company’s long-term incentive program also consists of equity grants for executive officers from the Company’s equity incentive plans. There is also a Director Stock Option plan to help provide further incentives to Directors to guide the Company towards long-term stockholder value. The option program utilizes vesting periods to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants are made at 100% of fair market value on the date of grant. Executives receive value from these grants only if the Company’s common stock appreciates over the long-term.
      The Employee Stock Incentive Plan also utilizes vesting periods (three years together with stock price appreciation criteria) to encourage key employees to continue in the employ of the Company. As vesting does not occur unless there is significant appreciation in the stock from the date of grant, these restricted stock awards are another manner in which executives receive significant equity incentives to build long-term stockholder value.
      The size of option and/or restricted stock grants are determined based on competitive practices at leading companies in the gaming and/or technology industry and the Company’s philosophy of significantly linking executive compensation with stockholder interests.
Certain Agreements
      Details of individual employment agreements between Progressive and each of the named executive officers are set forth in this Proxy Statement under “Employment and Change in Control Agreements.”
Corporate Performance and Chief Executive Officer Compensation
      In November 2004, the Committee reviewed the overall compensation structure in place for Mr. McMeekin, including the then-existing term of his employment agreement, severance and change of control benefits and overall equity position in the Company in view of competitive practices at leading companies in the gaming and/or technology industries and the Company’s philosophy of significantly linking executive compensation with stockholder interests. After consideration of various factors related to Mr. McMeekin’s equity position in the Company, the Committee and board of directors approved a special restricted stock grant to Mr. McMeekin of 100,000 shares. In addition, effective as of January 1, 2005, the Company entered into an amended and restated employment agreement with Mr. McMeekin that provides for continued employment until either the Company or Mr. McMeekin terminate the agreement. A description of the terms of this employment agreement is set forth under “Employment and Change in Control Agreements” above.

25.

     In his amended and restated employment agreement, Mr. McMeekin’s base salary was continued at the rate in effect as of the end of fiscal year 2004, or $440,000, which amount is automatically increased by $20,000 on August 15 each year. This amount was estimated to provide an annual cash compensation level competitive with a selected group of gaming and/or technology companies. In setting this amount, the Committee took into account (i) the scope of Mr. McMeekin’s responsibility, and (iii) the Board’s confidence in Mr. McMeekin to lead the Company’s continued development.
     As discussed above, for Mr. McMeekin the 2005 Incentive Compensation Plan provided certain target levels for revenue, EBITDA and earnings per share which, if reached, would result in bonus awards of either 60% or 125% of his base salary, as well as specific stock option grants and restricted stock awards. There were no incentive awards paid or granted to Mr. McMeekin for the 2005 fiscal year as the targets were not met.
Deductibility of Executive Compensation
     The Compensation Committee has not established a policy with respect to qualifying compensation paid to Progressive’s executive officers for deductibility under Section 162(m) of the Code because there has been no need for such a policy and no immediate need is seen. Progressive has advised the Compensation Committee that it believes all compensation payable under the existing employment agreements with executive officers will qualify for deduction under such Section.
Conclusion
     Through the plans described above, a significant portion of the Company’s compensation program and Mr. McMeekin’s compensation is contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company’s business may result in highly variable compensation for a particular time period.

Compensation Committee
Douglas M. Todoroff, Chairman
Peter G. Boynton, Member
Maj. Gen. Paul A. Harvey, Member
Compensation Committee Interlocks and Insider Participation
     The membership of the Compensation Committee of our Board of Directors at the conclusion of 2005 consisted of Messrs. Todoroff and Boynton and General Harvey. Mr. Meyer was a member of the Compensation Committee through his resignation from the Board in July 2005. General Harvey was appointed as a member of the Compensation Committee in December 2005. No member of the Compensation Committee is now or ever was an officer or employee of Progressive. None of our executive officers serves as a member of the Compensation Committee of the Board of Directors of an entity whose executive officer is a member of our Compensation Committee.

26.

Performance Measurement Comparison*
     The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 2000 for (i) the Company’s common stock, (ii) the Standards & Poor’s 500 Index (the “S&P 500”) and (iii) an industry manufacturing peer group selected by the Company (the “Peer Group”). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PROGRESSIVE GAMING INT’L CORP, THE S & P 500 INDEX,
AND A PEER GROUP
• $100 invested on 12/31/00 in stock or index-including reinvestment of dividends.
Fiscal year ending December 31.

The Peer Group includes companies that management selected because we believe they are comparable to us in the lines of business they are engaged in and because they include our principal competitors. The companies included in the Peer Group in addition to the Company are Alliance Gaming Corporation; GTECH Holdings Corp.; International Game Technology; Gaming Partners International Corporation; Scientific Games Corp; Shuffle Master, Inc. and WMS Industries Inc.

Copyright© 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act, or the Exchange Act, whether made before or after the date hereof without regard to any general incorporation language contained in such filing.

27.

Certain Relationships and Related Transactions
     None.
Householding of Proxy Materials
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of brokers with account holders who are Progressive Gaming International Corporation stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Corporate Secretary, Progressive Gaming International Corporation; 920 Pilot Road, Las Vegas, Nevada 89119 or contact Investor Relations at (702) 896-3890. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
Other Matters
     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Michael A. Sicuro

Michael A. Sicuro Secretary
May 1, 2006
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005 is available without charge upon written request to: Corporate Secretary, Progressive Gaming International Corporation, 920 Pilot Road, Las Vegas, Nevada 89119.

28.

APPENDIX A

AUDIT COMMITTEE CHARTER

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
CHARTER OF THE AUDIT COMMITTEE
Purpose and Policy
     The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Company’s Board of Directors (the “Board”) in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls, and audits of financial statements, as well as the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”). The operation of the Committee shall be subject to the Bylaws of the Company and the Nevada General Corporation Law, each as in effect from time to time.
     The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication among the Committee and the Auditors, the Company’s financial management.
Composition
     The Committee shall consist of at least three members of the Board of Directors. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq. At least one member shall satisfy the applicable Nasdaq financial sophistication requirements as in effect from time to time. The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The Chairman of the Committee shall be appointed by the Board.
Meetings and Minutes
     The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting. The Chairman of the Committee shall report to the Board from time to time, or whenever so requested by the Board.
Authority
     The Committee shall have authority to appoint, determine compensation for, and at the expense of the Company, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill

1.

its responsibilities under this charter. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, accountants (including the Auditors) or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants. The approval of this Charter by the Board shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.
Responsibilities
     The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the work of the Auditors and any other registered public accounting firm engaged for the purpose of performing other audit, review or attest services for the Company. The Auditors and each such other registered public accounting firm shall report directly and be accountable to the Committee. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:
     1.      Evaluation and Retention of Auditors. To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year, which retention shall be subject only to ratification by the Company’s stockholders (if the Committee or the Board elects to submit such retention for ratification by the stockholders).
     2.      Approval of Audit Engagements. To determine and approve engagements of the Auditors, prior to commencement of such engagements, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid, at the Company’s expense, to the Auditors and the negotiation and execution, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

2.

     3.      Approval of Non-Audit Services. To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.
     4.      Audit Partner Rotation. To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.
     5.      Auditor Conflicts. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard No. 1, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.
     6.      Former Employees of Auditor. To consider and, if deemed appropriate, adopt a policy regarding Committee preapproval of employment by the Company of individuals employed or formerly employed by the Company’s Auditors and engaged on the Company’s account.
     7.      Audited Financial Statement Review. To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.
     8.     Annual Audit Results. To review with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and any adjustments proposed but not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under the standards of the Public Company Accounting Oversight Board (United States).
     9.     Quarterly Results. To review with management and the Auditors, as appropriate, the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Committee by the Auditors under standards of the Public Company Accounting Oversight Board (United States). At a minimum, the quarterly results and the Company’s quarterly filings with the SEC shall be reviewed with management by the Chairman of the Committee.

3.

     10.      Management’s Discussion and Analysis. To review with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.
     11.      Press Releases. To review with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The Chair of the Committee may represent the entire Committee for purposes of this discussion.
     12.      Accounting Principles and Policies. To review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under generally accepted accounting principles (“GAAP”) related to material items discussed with management and any other significant reporting issues and judgments.
     13.      Risk Assessment and Management. To review with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.
     14.      Management Cooperation with Audit. To evaluate the cooperation received by the Auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.
     15.      Management Letters. To review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.
     16.      National Office Communications. To review with the Auditors, as appropriate, communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement.
     17.      Disagreements Between Auditors and Management. To review with management and the Auditors or any other registered public accounting firm engaged to perform review or attest services any material conflicts or disagreements between management and the Auditors or such other accounting firm regarding financial reporting, accounting practices or policies and to resolve any conflicts or disagreements regarding financial reporting.
     18.      Internal Control Over Financial Reporting. To confer with management and the Auditors, as appropriate, regarding the scope, adequacy and effectiveness of internal control over financial reporting including any special audit steps taken in the event of material control deficiencies, responsibilities, budget and staff of the internal audit function and review of the appointment or replacement of the senior internal audit executive or manager.

4.

     19.      Separate Sessions. Periodically, to meet in separate sessions with the Auditors, the internal auditors or other personnel responsible for the internal audit function, as appropriate, and management to discuss any matters that the Committee, the Auditors, the internal auditors or management believe should be discussed privately with the Committee.
     20.      Correspondence with Regulators. To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.
     21.      Complaint Procedures. To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
     22.      Regulatory and Accounting Initiatives. To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements if, in the judgment of the Committee, such review is necessary or appropriate.
     23.      Engagement of Registered Public Accounting Firms. To determine and approve engagements of any registered public accounting firm (in addition to the Auditors) to perform any other review or attest service, including the compensation to be paid to such firm and the negotiation and execution, on behalf of the Company, of such firm’s engagement letter, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.
     24.      Investigations. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.
     25.      Proxy Report. To review the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.
     26.      Annual Charter Review. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.
     27.      Report to Board. To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the performance or independence of the Company’s Auditors, the performance of the Company’s internal audit function or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

5.

     28.      Annual Committee Evaluation. To conduct an annual evaluation of the performance of the Committee.
     29.      General Authority. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.
     It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

6.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 22, 2006
The undersigned hereby appoints Russel H. McMeekin and Michael A. Sicuro, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Progressive Gaming International Corporation (the “Company”) which the undersigned may be entitled to vote at the 2006 Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 920 Pilot Road, Las Vegas, Nevada 89119 on Thursday, June 22, 2006 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
Unless a contrary direction is indicated , this Proxy will be voted for all nominees listed in Proposal 1 and for Proposal 2 as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.
(Continued and to be dated and signed on the other side)

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
The Board of Directors recommends a vote for the nominees for director listed below.
Proposal 1: To elect two directors to hold office until the 2009 Annual Meeting of Stockholders.

[ ]	For all nominees listed below (except as marked to the contrary below).	[ ]	Withhold Authority to vote for all nominees listed below.
Nominees: Douglas M. Todoroff and Maj. Gen. Paul A. Harvey
Instructions: To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:
The Board of Directors recommends a vote for Proposal 2.
Proposal 2: To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006.
[        ] For            [        ] Against            [        ] Abstain

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Dated:

SIGNATURE(S)

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.